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                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement ("Agreement") is made and entered into this 11th day of September, 1995, by and between MASADA SECURITY, INC., a Delaware corporation ("Purchaser") and LAFAYETTE SECURITY AND ELECTRONICS SYSTEMS, INC., a Louisiana corporation ("Seller").


                                    Recitals

         Seller is engaged in the business of operating a security alarm system monitoring business in New Orleans, Louisiana and the surrounding area (the "Business").

         Seller desires to sell to Purchaser and Purchaser desires to buy from Seller subject to the approval from the United States Bankruptcy Court located in the Eastern District of the State of Louisiana ("Bankruptcy Court") certain of the customer account contracts and other assets of Seller pertaining to the Business, and Purchaser and Seller desire to make certain other arrangements between them relating to the purchase and sale of such assets, all upon the terms and conditions hereinafter set forth.


                                   Agreement

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, agreements and specific considerations set forth below, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:


         Section 1. Agreement to Purchase and Sell. In accordance with the terms and conditions contained herein and in reliance on the respective representations and warranties of the parties hereto and subject to the prior approval of the Bankruptcy Court, Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and acquire from Seller in the manner provided herein, the following assets (collectively referred to as the "Purchased Assets"):

                          (a)     Alarm Accounts.  All right, title and
interest of Seller in and to the contracts for the rendering of security monitoring services to existing customers of Seller which meet all of the requirements listed in Section 8(i) and are specifically listed on Schedule 1(a)(i) hereto (the "Alarm Accounts"). If a contract does not meet all of the requirements of Section 8(i), then Purchaser in its sole discretion has the option of waiving any or all of the requirements
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of Section 8(i), treating such contract as an Alarm Account and listing such contract on Schedule 1(a)(ii);

                          (b)     Inventory.  All right, title and interest of
Seller in and to all inventory pertaining to the Business maintained by Seller at its branch offices, all of which are listed on Schedule 1(b) hereto (the "Inventory"), with the Inventory, including, without limitation, items purchased by Seller for resale and all purchase orders relating to the foregoing;

                          (c)     Contracts-in-Process.  All right, title and
interest of Seller in and to those contracts and benefits of Seller related to all accepted orders for the sale or installation by Seller of alarm systems which are not yet installed or not completely installed as of the Closing Date (as defined herein), all of which are listed on Schedule 1(c) hereto (the "Contracts-in-Process");

                          (d)     Other Contracts.  All right, title and
interest of Seller in and to all executory contracts, agreements and leases, all of which are listed on Schedule 1(d) hereto (the "Other Contracts"), the Other Contracts to include, without limitation all non-competition or non-solicitation agreements accruing to the benefit of the Seller.

                          (e)     Receivables.  The accounts receivable, trade
accounts, notes receivable and other debts owed to Seller for monitoring services rendered pertaining to the Alarm Accounts and Contracts-in-Process, all of which are listed on Schedule 1(e) hereto (the "Receivables");

                          (f)     Telephone Lines and Numbers.  All right,
title and interest of Seller in and to the local and long distance business telephone numbers, digital dialer telephone lines that transmit signals from customer locations to Seller's central station, and "ring-down" lines all of which are listed on Schedule 1(f) hereto (the "Telephone Lines and Numbers"); and

                          (g)     Alarm Account Information.  All files,
records and incidental documentation of Seller pertaining to the Alarm Accounts and Contracts-in-Process (the "Alarm Account Information"), including, without limitation, all computer lists, contract information, accounting history, service records and information, credit records and information, and purchase and sales records and information,


         Section 2.       Purchase Price and Payment.

                          (a)     Purchase Price for the Purchased Assets
Excluding Branch Assets. The purchase price for the Purchased Assets excluding Branch Assets (the "Purchase Price Excluding Inventory") shall be the product of 26 times the aggregate of the Monthly Recurring Revenue of the Alarm Accounts less an amount equal to the prepaid revenue relating to the Alarm Accounts (as set forth on Schedule 2(a) hereto) computed on a per diem basis to the Closing Date. For purposes of this Agreement, the term "Monthly Recurring Revenue" with





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respect to the Alarm Accounts acquired from Seller by Purchaser shall be the charge for gross alarm monitoring services, (including, without limitation, maintenance and other alarm related services), exclusive of sales or intangible taxes, equipment finance charges, and any direct wire telephone line charges associated with monitoring, payable by the customer for each applicable billing period expressed in terms of a monthly amount regardless of whether the billing period is annual, semi-annual, quarterly or monthly.

                          (b)     Purchase Price-Inventory.  The purchase price
for the Inventory (the "Purchase Price-Inventory") shall be for a price mutually agreeable by the parties, if the parties fail to agree then the Inventory shall be excluded from this Agreement.

                          (c)     Purchase Price-All Purchased Assets.  The sum
of (i) the Purchase Price Excluding Inventory and (ii) the Purchase Price-Inventory shall hereafter be referred to as the "Purchase Price-All Purchased Assets".

                          (d)     Payment of Purchase Price-All Purchased
Assets.

                                  (i)      The aggregate of (i) 85% of the
Purchase Price for Purchased Assets Excluding Inventory, (ii) the Purchase Price-Inventory, and (iii) the adjustments calculated in accordance with
Section 2(e) (collectively referred to as the "Initial Payment") shall be paid by Purchaser to Seller by wire transfer or other mutually agreeable means on the Closing Date.

                                  (ii)     The Purchase Price-All Purchased
Assets less the Initial Payment (the "Deferred Payment Amount") shall be paid in accordance with Section 3 hereof.

                          (e)     Adjustment to Purchase Price.  The Purchase
Price-All Purchased Assets shall be adjusted for items of expense and income prorated as of the Closing Date in the manner provided below:

                                  (i)      Liabilities or credits for personal
property taxes, if any, in respect of the Purchased Assets shall be prorated on the basis of the current taxable year, to and including the Closing Date; provided that if the assessed value of any Purchased Asset or rate of tax with respect thereto shall not have been determined prior to the Closing Date, the value and rate shall be determined on the basis of the amount of the previous year in which the same was determined; and

                                  (ii)     Other liabilities or credits,
prepaid items and deferred charges relating to the Purchased Assets existing on the Closing Date shall be adjusted as of the Closing Date by prorating the aforementioned items for credit to Seller or Purchaser, as the case may be, in accordance with generally accepted accounting principles.

                          (f)     Allocation of Purchase Price-All Purchased
Assets. The Purchase Price-All Purchased Assets, subject to the adjustments set forth in Section 2(e), shall be allocated





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as set forth on Schedule 2(f).  Purchaser and Seller agree for income tax purposes they shall report the transactions contemplated by this Agreement in a manner consistent with such allocation.


         Section 3.       Deferred Payment Amount.

                          (a)     Escrow Agreement.  On or prior to the Closing
Date, Seller and Purchaser agree to execute an Escrow Agreement substantially in the form attached hereto as Schedule 3(a) (the "Escrow Agreement") and Purchaser agrees to deposit with SouthTrust Bank of Alabama, N.A. (the "Escrow Agent"), the Deferred Payment Amount to be held in an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement (the "Deferred Payment Amount" together with all earnings thereon shall collectively hereinafter be referred to as the "Escrow Amount").

                          (b)     Monthly Report.  Purchaser shall provide to
Seller or Seller's representative a monthly report of the status of any adjustments, credits, charges, etc. to the Escrow Amount. This report will be due on or before the 30th day of the following month.

                          (c)     Payment and Escrow Amount.  Within 30 days of
the first year anniversary of the Closing Date, Purchaser shall submit to Seller substantially in the form attached hereto as Schedule 3(c) along with all appropriate supporting documentation, a report reflecting: (i) the Escrow Amount; (ii) the total Repurchase Amounts, if any, credited to Purchaser calculated in accordance with Section 6(a) (the "Total Repurchase Amounts");
(iii) the MRR Downward Adjustment, if any, calculated in accordance with
Section 6(b); (iv) the Conversion Adjustment, if any, credited to Purchaser calculated in accordance with Section 16; (v) the resulting difference between
Schedule 3(c)(i) and the credits associated with Section 3(c)(ii),(iii) and
(iv) (the "Resulting Difference"). If Seller does not notify Purchaser of a dispute regarding such report within ten business days from the date such report is submitted by Purchaser to Seller or if Seller notifies Purchaser of its acceptance of such report, such report shall be deemed complete and accurate and Seller and Purchaser shall notify Escrow Agent to pay the sums computed below to Seller or Purchaser, as the case may be, and the Escrow Account shall then be closed after payment by the Escrow Agent of all funds held by it in the Escrow Account. If the Resulting Difference is a positive amount then Seller and Purchaser shall instruct the Escrow Agent to first pay the Seller the Resulting Difference and the remainder of the Escrow Amount shall be paid by Escrow Agent to Purchaser. If the Resulting Difference is a equal to zero or is a negative amount, then Seller and Purchaser shall instruct the Escrow Agent to pay Purchaser the entire Escrow Amount and Seller shall owe no further amount to Purchaser.

                          (d)     Dispute.  All disputes and differences with
respect to the computation of the Resulting Difference and the Escrow Account shall be determined by a final order from the Bankruptcy Court.





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         Section 4.       The Closing.

                          (a)     Date and Place.  The closing of the purchase
and sale of the Purchased Assets shall take place within ten business days of the final order from the Bankruptcy Court approving this proposed transaction or such other date as shall be mutually acceptable to Purchaser and Seller (the "Closing Date") and shall take place in New Orleans, Louisiana; provided, however that if the final order from the Bankruptcy Court is not issued by October 21, 1995 then Purchaser shall have the unilateral option of terminating this Agreement in accordance with Section 4(d).

                          (b)     Closing Deliveries.  On the Closing Date,
Seller shall make the deliveries specified by Section 9 and Purchaser shall make the deliveries specified by Section 10.

                          (c)     Closing Procedure.  All proceedings to be
taken and all documents to be delivered and executed on the Closing Date shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. On the Closing Date, Seller and Purchaser shall execute and deliver the instruments and documents referenced in Sections 9 and 10 and Purchaser shall make the Initial Payment and shall deposit the Deferred Payment Amount with the Escrow Agent.

                          (d)     Termination.  In the event that (i) the final
order from the Bankruptcy Court approving this transaction is not issued by October 21, 1995 or (ii) any of the conditions set forth in Section 9 are not satisfied or waived in writing prior to or on the Closing Date, then Purchaser may unilaterally terminate this Agreement by written notice to Seller. In the event that Purchaser exercises such right of termination, this Agreement thereupon shall become wholly void and be of no further force or effect, except for the confidentiality provisions contained in Section 13(c) and there shall be no further liability on the part of Seller or its respective officers, directors, stockholders, employees or agents with respect to the transactions contemplated hereby.

                          (e)     Specific Performance.  In the event that
Purchaser complies with all of the requirements set forth in Section 10 and the Bankruptcy Court has issued a final order approving this transaction, then Purchaser shall have the right of specific performance against the Seller as to the Purchased Assets. In the event that Seller complies with all of the requirements of Section 9, then Seller shall have the right of specific performance against Purchaser.

                 Section 5. Assumption of Liabilities. Purchaser shall not assume any liability, debt or obligation of Seller except the responsibility of rendering security monitoring services pursuant to the Alarm Accounts and Contracts-in-Process set forth on Schedules 1(a)(i), 1(a)(ii) and 1(c) and those liabilities and obligations of Seller arising after the Closing Date that are set forth on Schedule 5 hereto. Seller shall continue to be responsible for, and shall indemnify





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and save harmless Purchaser from and against, all of Seller's known and unknown liabilities, debts and obligations, arising prior to the Closing Date that are not specifically assumed by Purchaser as set forth on Schedules 1(a)(i), 1(a)(ii), 1(c) and 5, including without limitation, all creditors of Seller as listed in the records of the Bankruptcy Court and the ongoing litigation with Security Center Protection Services, Inc., Ademco Distribution, Inc., William
B. Allen Supply Co., Inc., Southern Radio Supply Co. Inc., Quincy Jones Broadcasting, Inc. d/b/a WNOL-TV, Phase II Broadcasting, Inc. and Taylor Temps, Inc..

         Section 6. Seller's Warranty of Alarm Accounts and Monthly Recurring Revenue.

                          (a)     Alarm Accounts.  Seller warrants that
beginning on the Closing Date and for the 12 month period immediately after the Closing Date (the "Guarantee Period") all Alarm Accounts purchased by Purchaser pursuant to this Agreement and described on Schedule 1(a) shall continue to meet the requirements specified in Section 8(i) unless such requirements have been waived in writing by Purchaser in its sole discretion at the time of Closing and that all payments from customers shall be made in a timely manner. For purposes of this Agreement, payments by customer shall be considered timely if they are received by Purchaser on or before the 60th day following the invoice due date. The "invoice due date" is generally considered the 10th day of the month following the date of invoice (i.e. the invoice for services to be performed in the fourth calendar quarter would be sent and dated in September with an invoice due date of October 10th). For purposes of this Agreement a "Defaulted Contract" shall be defined as (i) any Alarm Account that no longer meets the requirements specified in Section 8(i) unless such requirements have been waived in writing by Purchaser in its sole discretion at the time of Closing; or (ii) any Alarm Account in which payments from customers shall not have been made in a timely manner; provided, however, that a Defaulted Contract shall not include any Alarm Account which (A) payments have not been made in a timely manner specifically and exclusively due to rate (monitoring and/or service) increases instituted by Purchaser or (B) has defaulted due to an act or omission of Purchaser, if no act or omission of Seller or Cliff C. Northon contributed to such default. Purchaser shall give Seller written monthly notice of any and all Defaulted Contracts as soon as reasonably possible. Seller shall have 30 days from the receipt of such written notice to return such Defaulted Contracts to compliance with the requirements of Alarm Accounts as specified in Section 8(i) and timeliness; provided, however, that Seller shall not, either directly or indirectly, make payments to or provide other assistance to or on the behalf of the customers who have Defaulted Contracts. If at the end of such 30 day period Purchaser determines that any or all such Alarm Accounts are still Defaulted Contracts, then Seller shall either repurchase the Defaulted Contracts from Purchaser for 26 times the Monthly Recurring Revenue of the Defaulted Contracts as of the Closing Date (the "Repurchase Amount") or shall replace the Defaulted Contracts with other contracts that meet all of the requirements listed in Section 8(i) unless waived in writing by Purchaser and have Monthly Recurring Revenue greater than or equal to that of such Defaulted Contracts. If the Seller does not repurchase or replace the Defaulted Contracts within such 30 day period, Seller shall be charged against the Escrow Account an amount equal to the Repurchase Amount less the product of the revenue of such Defaulted Contracts received by





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Purchaser after the Closing Date multiplied by six percent (6%) ([MRR of
Defaulted Contracts x 26] - [post Closing revenue of Defaulted Contracts x
6%]).

                          (b)     Monthly Recurring Revenue Downward
Adjustment. Seller warrants that the Monthly Recurring Revenue used in computing the Purchase Price Excluding Branch Assets shall equal or exceed the actual Monthly Recurring Revenue of the Alarm Accounts as of the Closing Date. A charge shall be made against the Escrow Account for the benefit of Purchaser for each Alarm Account that it is determined the Monthly Recurring Revenue used in computing the Purchase Price Excluding Branch Assets exceeded the actual Monthly Recurring Revenue for such Alarm Accounts as of the Closing Date. The amount of such charge shall be determined by computing the amount by which the Monthly Recurring Revenue of the Alarm Accounts used in computing the Purchase Price Excluding Branch Assets exceeds the actual Monthly Recurring Revenue of such Alarm Accounts as of the Closing Date and multiplying such sum by 26 (the "MRR Downward Adjustment"); provided, however, that no charge shall be made against the Escrow Account if the Monthly Recurring Revenue is reduced because Purchaser has reduced the monthly charges to all of the Alarm Accounts.


         Section 7. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that on the date hereof and on each day thereafter to the Closing Date:

                          (a)     Organization and Standing.  Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement and to perform its obligations hereunder.

                          (b)     Corporate Authority Relative to this
Agreement. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized and no further corporate action is necessary on the part of the Purchaser to make this agreement valid and binding upon Purchaser in accordance with its terms.

                          (c)     No Violation.  Neither the execution nor the
delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof:

                                  (i)      violates or conflicts with or
results in the breach or termination of any term or provision of, nor constitutes a default or acceleration of the performance required under, the certificate of incorporation, bylaws or resolutions of the Purchaser, or any indenture, mortgage, deed, trust or other contract or agreement to which Purchaser is a party or by which its properties are bound;

                                  (ii)     violates any order, writ, injunction
or decree of any court, administrative agency or governmental body; or





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                                 (iii)     requires the consent of any other
person, entity or governmental authority.

                          (d)     Brokerage Fees.  Purchaser is
not obligated nor has it agreed to pay any brokerage commissions, finders fees or other similar fees or charges in connection with the purchase of the Purchased Assets pursuant to this Agreement.

                          (e)     Conduct of Business.  Between the Closing
Date and the one year anniversary thereafter, Purchaser shall cause the Alarm Accounts to be serviced in Purchaser's usual and ordinary manner, including alarm account monitoring provided by a central monitoring station that meets Underwriters Laboratories, Inc. requirements.


         Section 8. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that on the date hereof and on each day thereafter to the Closing Date:

                          (a)     Organization and Standing.  Seller is a
corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Seller has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as it has been and currently is being conducted and subject to a final order from the Bankruptcy Court, to enter into this Agreement and to perform its obligations hereunder.

                          (b)     Authority Relative to this Agreement.  The
execution, delivery and performance by Seller of this Agreement has been duly authorized by the board of directors and stockholders of Seller, and no further corporate action is necessary on the part of Seller to make this Agreement valid and binding upon the Seller in accordance with its terms.

                          (c)     No Violation.  Neither the execution nor the
delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof:

                                  (i)      violates or conflicts with or
results in the breach or termination of any term or provision of, nor constitutes a default or acceleration of the performance required under, the articles of incorporation, bylaws or resolutions of Seller, or under any indenture, mortgage, deed, trust or other contract or agreement to which Seller is a party or by which its properties are bound;

                                  (ii)     violates any order, writ,
injunction or decree of any court, administrative agency or governmental body;
or

                                  (iii)    requires the consent of any other
person, entity or governmental authority except for a final order approving this transaction from the Bankruptcy Court.





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                          (d)     Brokerage Fees.  Seller is not obligated nor
has it agreed to pay brokerage commissions, finders fees, or other similar fees or charges in connection with the purchase of the Purchased Assets pursuant to this Agreement.

                          (e)     Title to Purchased Assets.  Subject to a
final order from the Bankruptcy Court, Seller warrants that on the date hereof it has good and marketable title to all of the Purchased Assets, and the Purchased Assets shall not be subject to any pledge, option, conditional sale agreement, security interest, consensual lien, judgment lien, encumbrance or charge of any kind. Seller warrants that the Alarm Accounts acquired by Purchaser are valid and are binding upon and enforceable against the customers of Seller executing same in accordance with their terms, and the obligations of the customers of Seller thereunder are not subject to set-off or claims resulting from the conduct of Seller's business prior to their conveyance to Purchaser.

                          (f)     Compliance with the Law.  The Business has
been and is being conducted in compliance with all applicable laws, regulations and requirements of each jurisdiction in which it is carried on and is not in breach of any such laws, regulations or requirements. Seller warrants to hold Purchaser harmless from and against any violations of applicable laws, regulations or requirements arising out of non-compliance therewith prior to the Closing Date.

                          (g)     Actions, etc.  Except as set forth on
Schedule 8(g):

                                  (i)      there are no actions, suits,
proceedings or investigations pending against or relating to the Business or the Purchased Assets and Seller has not received any notice or written or oral communication reflecting an intention or threat to institute any such action, suite proceeding or investigation;

                                  (ii)     there are no actions, suits,
proceedings, or investigations pending before any court or governmental agency in which it is sought to restrain or prohibit the carrying out of this Agreement or the consummation of the transactions contemplated herein in connection therewith and there is no such action, suit, proceeding or investigation threatened;

                                  (iii)    Seller is not subject to any
judgment, order, writ, court decree, governmental decree or injunction relating to the Business;

                                  (iv)     there are no known defects or
deficiencies in the products or services provided by Seller prior to the date hereof as a result of which any claim or suit may arise.

                          (h)     Tax Returns.  Seller has timely filed all tax
reports and returns required to be filed and has timely paid all taxes (including, without limitation, income, payroll withholding, sales and use taxes) and all other charges due or claimed to be due from it by federal, state or local taxing authorities in respect of the periods covered by such returns.





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                          (i)     Alarm Account Requirements.  Unless waived in
writing by Purchaser and listed on Schedule 1(a)(ii), each of the Alarm
Accounts must:

                                  (i)      be evidenced by a properly executed
written monitoring agreement which is in compliance with all laws, rules and regulations, including without limitation, all truth-in-lending requirements;

                                  (ii)     not been repudiated by the customer.
An Alarm Account shall be deemed repudiated if: (A) the customer has abandoned the premises at which the security monitoring system has been installed; (B) the customer is insolvent; or (C) the customer has cancelled or issued notice of termination of an Alarm Account, notwithstanding the fact that an Alarm Account may remain enforceable against the customer;

                                  (iii)    have generated cash receipts
representing service charges for at least one full billing cycle or prepayment for at least one month's service; and

                                  (iv)     have no charges that have been
outstanding and unpaid for more than 60 days from the invoice due date as of the Closing Date.

                          (j)     Benefit Plans.  No profit-sharing, bonus,
stock option, pension, retirement, stock purchase, hospitalization insurance or similar plan or agreement, formal or informal, providing benefits to any current or former employee, or any other employee benefit or employee welfare plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, maintained by Seller shall obligate Purchaser to make any contributions thereto or payments in respect thereof with regard to employees of Seller who may be hired by Purchaser on or after the Closing Date.

                          (k)     Product Warranties and Medical Information.
Except for the one year warranty from date of installation on materials and workmanship relating to the Alarm Accounts and Contracts-in-Process, there are no written warranties or oral warranties with respect to the Alarm Accounts or Contracts-in-Process. Seller has not entered into any contract or other agreement with any or all of its customers which would require Purchaser to provide any medical or health information on its customers to any third party and Seller is not obligated to keep or obtain medical or health information on any or all of its customers.

                          (l)     Insurance.  Seller has "occurrence basis"
general liability insurance coverage covering the Purchased Assets in an amount equal to or greater than one million dollars ($1,000,000.00) per single occurrence and workers compensation insurance coverage equal to or greater than that required by law. Attached hereto as Schedule 8(l) is (i) a list of all of the insurance policies covering the Purchased Assets and (ii) a list of all insurance claims filed against the Purchased Assets within the last five years. All such policies are in full force and effect and Seller has not received notice of cancellation with respect thereto. For purposes of this Agreement, "occurrence basis" means if a claim arose after the Closing Date for an event





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which occurred prior to the Closing Date, Seller's applicable insurance policy in existence on the date such event occurred would cover such claim.

                          (m)     Disclosure.  No representation or warranty of
Seller, and no statement contained in this Agreement and no information contained in any schedule furnished to Purchaser by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Each of the separate representations and warranties set forth in the various subsections of this Section 8 is intended to be, and shall be interpreted as, an independent representation and warranty as to matters referred to therein, and the applicability or inapplicability of any particular subsection of this Section 8 shall not affect the interpretation of any other such subsection.


         Section 9. Conditions Precedent to Obligations of Purchaser. Purchaser's obligation to purchase the Purchased Assets under this Agreement is subject to the fulfillment, prior to or at the Closing Date of each of the following conditions:

                          (a)     Representations True on the Closing Date.
The representations and warranties of Seller contained in this Agreement shall be true on the date hereof, and at the time of the Closing Date as though made on the Closing Date.

                          (b)     Performance.  Seller shall have performed and
complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (c)     Seller's Closing Certificate.  Seller shall
have delivered to Purchaser a Closing Certificate of the president or any authorized representative of Seller dated as of the Closing Date substantially in the form attached hereto as Schedule 9(c).

                          (d)     Schedules.  Seller shall have updated the
Schedules hereto in accordance with Section 13(g) hereof. Purchaser shall have determined, in good faith, that taking into account the changes to the information in the updated Schedules there has not been greater than a 10% reduction in the Monthly Recurring Revenue of the Alarm Accounts as compared the information listed on the Schedules as of the date of the execution of this Agreement.

                          (e)     Consents to Assignments.  Seller shall have
taken all action necessary and appropriate, and obtained all necessary consents, waivers and approvals required under any leases or other agreements to consummate the sale of the Purchased Assets pursuant to this Agreement in writing on terms acceptable to Purchaser in its sole discretion.

                          (f)     Bankruptcy Court Approval.  Seller shall have
submitted all documents to be filed with the Bankruptcy Court relating to this Agreement to Purchaser in advance of filing such documents with the Bankruptcy Court. Purchaser shall have the opportunity to review these documents and request reasonable changes. If Purchaser and Seller cannot agree on the language or terms to be contained in the documents to be filed with the Bankruptcy Court, then Purchaser and Seller shall both have the right to submit documents to the Bankruptcy Court and make an appearance in the Bankruptcy Court.

                          (g)     Litigation.  Seller shall have received a
final order approving this transaction from the Bankruptcy Court and no other litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this Agreement or any portion thereof, including, without limitation, any claims by creditors of Seller against the Purchased Assets.

                          (h)     Opinion of Seller's Counsel.  Seller shall
have delivered to Purchaser an opinion of counsel for Seller, dated as of the Closing Date and in form satisfactory to Purchaser's counsel, to the effect that:

                                  (i)      Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of Louisiana; the location and character of the properties owned or leased and the business conducted by Seller do not make qualification or licensing as a foreign corporation necessary in any other state or jurisdiction; and Seller has the corporate power and authority to own its properties and to carry on its business as now being conducted;

                                  (ii)     This Agreement has been duly
executed and delivered by Seller and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms and has been approved by a final order from the Bankruptcy Court;

                                  (iii)    All instruments of transfer and
other documents necessary to effect the transfer to Purchaser of the Purchased Assets including but not limited to a final order from the Bankruptcy Court, have been duly authorized, executed and delivered by Seller and are in proper form to transfer to Purchaser all right, title and interest of Seller in and to the Purchased Assets;

                                  (iv)     Except as set forth on Schedule
8(g), such counsel does not know of any litigation, proceeding, governmental investigation or claim pending or threatened against or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement; and

                                  (v)      The execution and delivery of this
Agreement and the consummation by Seller of the transactions contemplated hereby:

                                           (A)  do not and will not violate any
provision of the articles of incorporation or bylaws of Seller; and

                                       (B)  do not and will not constitute an
event permitting termination or result in the acceleration of any lease, agreement, license or instrument known to such counsel to which Seller is a party

                          (i)     Certified Resolutions.  Seller shall have
delivered to Purchaser copies, certified by the secretary or an assistant secretary of Seller, of the resolutions of Seller's board of directors and stockholders authorizing the execution and delivery of this Agreement.

                          (j)     Certificates of Good Standing.  Seller shall
have delivered to Purchaser a certificate of good standing of Seller issued by the Secretary of State of the State of Louisiana dated as of a date within 30 days prior to Closing Date.

                          (k)     Instruments of Transfer.  Seller shall have
delivered to Purchaser a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Schedule 9(k) (the "Bill of Sale") and other good and sufficient instruments of transfer and conveyance, as in the reasonable opinion of Purchaser's counsel, shall be effective to vest in Purchaser good and marketable title to the Purchased Assets.

                          (l)     Non-Solicitation Agreement.  Seller shall
have delivered to Purchaser the Non-Solicitation Agreement substantially in the form attached hereto as Schedule 9(l) executed by Cliff C. Northon in his individual capacity, and by Seller.

                          (m)     Consulting Agreement.  Seller shall have
delivered to Purchaser a Consulting Agreement substantially in the form attached hereto as Schedule 9(m) executed by Cliff C. Northon in his individual capacity.

                          (n)     Notice to Subscribers.  Seller shall have
executed a notice jointly prepared by Purchaser and Seller, in the form attached hereto as Schedule 9(n) and Seller shall have provided sufficient envelopes with Seller's name and logo on such envelopes, so that the notice may be sent to each customer set forth on Schedules 1(a)(i), 1(a)(ii) and 1(c).

                          (o)     Confidentiality of Alarm Accounts.  The
names, addresses, and telephone numbers of the customers represented by the account numbers and Monthly Recurring Revenue as set forth on Schedules 1(a)(i), 1(a)(ii) and 1(c) shall have been kept confidential and in no way made available to the public as a result of the ongoing bankruptcy proceedings of Seller or otherwise.


         Section 10. Conditions Precedent to Obligations of Seller. Seller's obligations to sell and transfer the Purchased Assets to Purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date of each of the following conditions:

                          (a)     Representations True on the Closing Date.
Purchaser's representations and warranties contained in this Agreement shall be true at the date hereof, and at the Closing Date as though made on the Closing Date.

                          (b)     Performance.  Purchaser shall have performed
and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                          (c)     Bill of Sale.  Purchaser shall have executed
and delivered the Bill of Sale.

                          (d)     Bankruptcy Court Approval.  The Bankruptcy
Court shall have approved this transaction in form and substance reasonably satisfactory to Purchaser.

                          (e)     Minimum Purchase Price.  If the Purchase
Price Excluding Branch Assets is less than $700,000.00, then Seller shall not be obligated to consummate the transaction proposed according to this Agreement; provided, however, that the Purchaser, in its sole discretion, can enforce this transaction by making a lump sum payment to Seller of $700,000.00.

         Section 11. Indemnification. Seller, on the one hand, and Purchaser, on the other hand (the "Indemnitor") shall indemnify, hold harmless, defend and bear all costs of defending the other party (the "Indemnitee"), together with its successors and assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Indemnitee arising out of or in connection with any breach or violation of, or nonperformance by, the Indemnitor of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

         Section 12. Assignment. Purchaser may, without the consent of Seller, assign its rights and the assumption of its obligations under this Agreement, to any corporation, limited liability company, partnership, association, proprietorship or other business entity who acquires all or a substantial part (30% or more) of the total assets of Purchaser in connection with the sale of all or a substantial part of its business. Upon any such assignment Purchaser shall be relieved and discharged from any further obligations under this Agreement. Furthermore, Purchaser may, without the consent of Seller, collaterally assign its rights under this Agreement to one or more banks, insurance companies or other financial institution for purposes of financing. Seller shall not assign its rights or delegate its obligations under this Agreement without the prior written consent of Purchaser.

         Section 13.      Agreements Prior to Closing.

                          (a)     Fulfillment of Conditions.  Seller shall use
its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 9 to be fulfilled prior to or on the Closing Date. Purchaser shall use its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 10 to be fulfilled prior to or on the Closing Date.

                          (b)     Access to Information.  Between the date of
this Agreement and the Closing, and upon advance request, Seller shall provide the officers, directors, employees, representatives, attorneys and accountants of Purchaser access at all reasonable times to the records, files, correspondence, audits and properties of Seller which pertain to the Business.

                          (c)     Confidentiality.  Purchaser agrees to hold
all information it obtains pursuant to its review of the records, files, correspondence, audits and properties of Seller in confidence not to disclose such information to any third party, except for:

                                  (i)      information known by Purchaser and
obtained from sources other than Seller;

                                  (ii)     disclosure that is authorized by
Seller in writing;

                                  (iii)    disclosure to Purchaser's
professional advisors and to persons who are expected to be lenders to Purchaser; or

                                  (iv)     disclosure of information where such
information is required to be filed with any governmental agency or required to be produced before any court or tribunal or otherwise required by law to be disclosed. Except in connection with Seller's filing of tax returns and as otherwise required by law, Seller shall not disseminate to any person other than officers, directors, employees, representatives, attorneys and accountants of Seller any information relating to the Purchase Price or other consideration contemplated to be paid under this Agreement.

                          (d)     Conduct of Business.  Between the date of
this Agreement and the Closing Date, Seller shall cause the Business to be conducted in its usual and ordinary course including, but not limited to, not increasing the price and/or rate of any product or service relating to the Alarm Accounts and Contracts-in-Process without the prior written consent of Purchaser.

                          (e)     Preservation of Existing Relationships.
Between the date of this Agreement and the Closing Date, Seller shall use its best efforts to continue existing relationships with customers, suppliers, employees and others having business relations with respect to Seller.

                           (f)     No Negotiations with Third Parties.  So long
as this Agreement is in effect, neither Seller nor any of its officers, directors or agents shall enter into any negotiations, arrangements, understandings, commitments, options or other agreements regarding the sale, transfer or other disposition of any of the shares of stock of Seller or of all or substantially all of the assets of Seller that relate in any way to the Business, or regarding any merger or consolidation of Seller with or into any corporation or other business entity.

                          (g)     Updated Schedules.  Seller agrees to update
the Schedules hereto as of the Closing Date to reflect changes occurring after the date hereof; provided, however, that if any of the Schedules attached hereto on the date hereof are materially inaccurate or incorrect, Seller may correct such Schedules only with Purchaser's prior written consent. Any updated Schedules shall be attached to this Agreement and for all purposes be deemed to be a part of this Agreement.


         Section 14. No Joint Venture. The relationship between the parties hereto is that of purchaser/seller and does not constitute a partnership or joint venture. Both parties agree not to make any representations or statements to any other person which contradict the foregoing.


         Section 15. Seller's Employees. Seller shall remain exclusively liable to pay to each of Seller's employees that are to be discharged on or after the Closing Date all accrued and unpaid vacation pay, sick pay and all other accrued obligations to which such employees are entitled as a result of the termination of their employment with Seller. Purchaser shall be under no obligation to employ after the Closing Date any of Seller's employees. After this Agreement is signed and approved by the Bankruptcy Court and prior to the Closing Date, Purchaser may interview any of Seller's employees regarding possible employment with Purchaser as of the Closing Date, so long as Purchaser does not materially interfere with the conduct of Seller's business. If Purchaser and any of Seller's employees reach agreement as to terms of employment to commence on or after the Closing Date, no inference shall be created that Purchaser has assumed any of Seller's obligations to its employees; provided, however, that if Purchaser hires any of Seller's employees then Seller shall provide Purchaser a copy of any and all personnel records relating to such employees. Seller shall furnish to Purchaser on request a list of all employees of the Business, setting forth their compensation, job description, hire date and a summary of all benefits provided.


         Section 16. Post-Closing Covenants. Seller agrees to use its best efforts to cooperate in the conversion of the Alarm Accounts and Contracts-in-Process to Purchaser's central station and billing system within 30 days of the Closing Date. If requested by Purchaser, Seller agrees to perform its normal monitoring services in accordance with the Monitoring Agreement attached hereto as Schedule 16 to the Alarm Accounts and Contracts-in-Process for a price of $7 per month per Alarm Account or Contract-in-Process until the earlier of (i) notification by Purchaser to cease providing such services or (ii) 60 days after Closing. Seller agrees to transfer to

Purchaser all "ring down lines" for fire monitoring of Alarm Accounts without a change in priority or position. In connection with the conversion of the Alarm Accounts and the Contracts-in-Process, Seller shall either (i) at its sole expense, secure new telephone numbers and/or lines for those Alarm Accounts and Contracts-in-Process, which share telephone numbers and/or lines with third parties; or (ii) credit the Purchase Price in accordance with Section 2(e) or credit the Escrow Account (the "Conversation Adjustment"). Such Conversion Adjustment shall equal $50 per Alarm Account or Contract-in-Process that requires a post-Closing alarm panel "chip change" service call by Purchaser; provided, however that Seller shall have the option to perform any necessary "chip change" service call and if performed within ten business days after requested in writing by Purchaser then there would be no charge against the Purchase Price or Escrow Account. Additionally, if requested to do so by Purchaser, Seller will assist in the orderly transition of the Alarm Account and Contracts-in-Process base by updating customer account information and mailing the fourth quarter invoices associated with the Alarm Accounts and Contracts-in-Process.


         Section 17. Risk of Loss. The risk of any loss or damage to the Purchased Assets resulting from fire, theft, explosion, earthquake, windstorm, flood, accident, act of God, war, seizure, activities of the armed forces or other casualty, reasonable wear and tear excepted, shall be borne by Seller at all times prior to the Closing Date, and Seller shall be entitled to all insurance proceeds resulting from such loss or damage.


         Section 18.      Miscellaneous.

                          (a)     Pronouns.  Whenever used herein and unless
otherwise indicated by the context, the masculine pronoun shall include and also mean the feminine and the neuter, and the singular shall include and also mean the plural.
                          (b)     Expenses.  Each party shall pay all expenses
incurred by it in connection with the preparation, execution and performance of this Agreement.

                          (c)     Entire Agreement.  This Agreement, together
with the Schedules hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of Purchaser and Seller. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. All Schedules to this Agreement are incorporated into and made a part of this Agreement for all purposes to the same extent as if fully set forth herein.

                          (d)     Severability.  The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision was omitted.

                          (e)     Binding Effect; Assignment. All the terms,
provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

                          (f)     Notices.  Any notice required or permitted to
be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within five days after posting, if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid or, upon receipt by overnight courier maintaining records of receipt by addressee or if delivered by hand or telecopied with the original notice being mailed the same day by one of the foregoing methods and addressed as follows:

                 IF TO PURCHASER AT:

                 Masada Security, Inc.
                 950 22nd Street North, Suite 800
                 Birmingham, Alabama  35203

                 Attention:  Mr. Terry W. Johnson

                 FACSIMILE:  1-800-531-3293


                 WITH COPY TO:

                 Burr & Forman
                 3100 SouthTrust Tower
                 420 North 20th Street
                 Birmingham, Alabama  35203

                 Attention:  W. Lee Thuston, Esq.

                 FACSIMILE:  (205) 458-5100


                 IF TO SELLER AT:

                 Lafayette Security and Electronics Systems, Inc.
                 197 Chateau Latour
                 Kenner, Louisiana 70065

                 Attention:  Cliff C. Northon

                 WITH COPY TO:

                 Turner, Young, Hebbler & Babin
                 424 Gravier Street
                 New Orleans, Louisiana 70130

                 Attention: Emile L. Turner, Jr., Esq.

                 FACSIMILE:  (504) 581-4962


or at such other address as the party may designate by ten days advance written notice to the other party. Notice shall be effective when delivered to a responsible person at the address of the addressee.

                          (g)     Further Assurances.  Purchaser and Seller
shall execute such other instruments, documents and other papers and shall take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

                          (h)     Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Louisiana, excluding its conflict of laws principles.

                          (i)     Counterparts.  This Agreement may be executed
in counterparts, each of which shall be deemed an original.

                          (j)     Survival.  The representations and warranties
of the parties hereto shall survive the date of this Agreement.

                          (k)     Drafting Presumption.  Each of the parties
hereto has participated in the negotiation and drafting of this Agreement and agree that no one party has prepared this document to the exclusion of the other party and that in construing this agreement there should be no presumption based upon which party drafted this Agreement.

                          (l)     Intended Beneficiary.  Purchaser and Seller
hereby acknowledge that the Purchase Price for the Purchased Assets may be funded from a loan provided by State Street Bank and Trust Company to Purchaser; therefore, in the event that State Street Bank and Trust Company participates in the funding of this transaction, Purchaser and Seller further acknowledge that State Street Bank and Trust Company is an intended beneficiary of this Agreement and shall rely upon the representations, warranties and agreements of Purchaser and Seller contained herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                 PURCHASER

                                 MASADA SECURITY, INC.


                                 By:  /s/ Charles F. Armstrong
                                    ------------------------------------------
                                     Its: Vice President Corporate Development
                                         -------------------------------------

                                 SELLER

                                 LAFAYETTE SECURITY AND
                                 ELECTRONICS SYSTEMS, INC.


                                 By:  /s/  Cliff C. Northon
                                    -----------------------------------------
                                     Its:  President
                                         ------------------------------------

                               LIST OF SCHEDULES

Schedule 1(a)(i)          -       Alarm Accounts - Full Compliance

Schedule 1(a)(ii)         -       Alarm Accounts - Waived Noncompliance

Schedule 1(b)             -       Inventory

Schedule 1(c)             -       Contracts-in-Process

Schedule 1(d)             -       Other Contracts

Schedule 1(e)             -       Receivables

Schedule 1(f)             -       Telephone Lines and Numbers

Schedule 2(a)             -       Prepaid Revenue

Schedule 2(f)             -       Allocation of Purchase Price

Schedule 3(a)             -       Escrow Agreement

Schedule 3(c)             -       Escrow Account Distribution

Schedule 5                -       Assumed Liabilities

Schedule 8(g)             -       Pending Seller Litigation

Schedule 8(l)             -       Insurance

Schedule 9(c)             -       Seller's Closing Certificate

Schedule 9(k)             -       Bill of Sale, Assignment and Assumption Agreement

Schedule 9(l)             -       Noncompetition, Nonsolicitation and Nondisclosure Agreement

Schedule 9(m)             -       Consulting Agreement

Schedule 9(n)             -       Notice to Subscribers

Schedule 16               -       Monitoring Agreement

